Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Matthew Clark (Holdings) Limited:
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-160396) and Form S-8 (Nos. 33-26694, 33-56557, 333-88391, 333-57912, 333-68180, 333-132061, 333-146849, 333-149206, and 333-161155) of Constellation Brands, Inc. of our report dated May 28, 2009, with respect to the consolidated balance sheet of Matthew Clark (Holdings) Limited as of February 28, 2009, and the related consolidated profit and loss account, consolidated cash flow statement, and consolidated reconciliation of movements in shareholders’ funds for the year then ended, which report appears in the amendment to the February 28, 2010 annual report on Form 10-K/A of Constellation Brands, Inc.
Our report dated May 28, 2009 includes an explanatory paragraph that states that accounting principles generally accepted in the United Kingdom vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in notes 28 and 29 to the consolidated financial statements.
/s/ KPMG LLP
Bristol, United Kingdom
May 28, 2010